Exhibit 3.193

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

GC Power Operating Services LLC

This Amended and Restated Certificate of Formation of GC Power Operating Services LLC (the “LLC”), dated as of November 24, 2004, has been duly executed and is being filed by the undersigned, as an authorized person in accordance with the provisions of 6 Del. C. § 18-208, to amend and restate the original Certificate of Formation of the LLC which was filed on October 7, 2004, with the Secretary of State of the State of Delaware (the “Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act (6 DeI. C. § 18-101, et seq.).

The Certificate is hereby amended and restated in its entirely to read as follows:

1.                         The name of the limited liability company is Texas Genco Operating Services LLC.

2.                         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first written above.

By: Texas Genco LLC, its sole member

By:	/s/ Michael MacDougall
Name:	Michael MacDougall
Title:	Manager